GLOBAL SECURITIES LENDING AGENCY AGREEMENT

This Global Securities Lending Agency Agreement, dated as of February 14, 2017 (this "Agency Agreement"), is entered into by and between (i) CITIBANK, N.A., a national banking organization (the "Agent") and (ii) USAA MUTUAL FUNDS TRUST, a Delaware statutory trust, acting solely in respect of each of its series listed on Exhibit A hereto (each such series, a "Lender").

This Agency Agreement shall be deemed for all purposes to constitute a separate and discrete agreement between the Agent and each Lender listed on Exhibit A hereto, as it may be amended by the parties from time to time, and notwithstanding anything to the contrary contained herein, no Lender shall be responsible or liable for any of the obligations of any other Lender under this Agency Agreement or otherwise.

WHEREAS, the Lender wishes to appoint the Agent, and the Agent is willing to accept such appointment, to lend certain of the Lender's securities upon the terms and conditions set forth in this Agency Agreement.

THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Agent and the Lender agree as follows:

1.Appointment and Acceptance; the Agent's Authorization.

a.The Lender hereby appoints the Agent, and the Agent hereby accepts its appointment, as the Lender's securities lending agent with the duties and obligations set forth in this Agency Agreement. No covenants or obligations not set forth herein shall be implied as a result of this Agency Agreement.

b.The Lender hereby authorizes and directs the Agent to arrange and administer loans of securities (the "Loans") maintained in accounts listed on Exhibit A or as agreed upon by the parties from time to time (such accounts, the "Designated Accounts" and the securities contained therein, the "Securities"). Securities that are the subject of a Loan shall be referred to as "Loaned Securities".

c.The Lender hereby authorizes and directs that the Agent may pool Securities from the Designated Accounts with those of other lenders temporarily and solely for the operational purpose of arranging the Loans. In this regard, the Lender acknowledges that, the Agent may utilize one or more omnibus securities accounts, opened on its own books for the account of its customers (the "Administration Account(s)") for that purpose. Assets and securities comprised in the Administration Account(s) will not be Loaned Securities.

d.The Lender hereby authorizes and instructs the Agent to enter into Loans on behalf of the Lender with the entities identified in Schedule I hereto or as otherwise identified by the Lender in writing from time to time (each, a "Borrower").

e.Prior to arranging a Loan with a Borrower, the Agent will, on behalf of the Lender, enter into lending agreements substantially in the form of the market standard agreements in the relevant market. The current market standard agreements are listed on Schedule VI hereto (such agreements shall be collectively or individually referred to as "Lending Agreements"). The Lender agrees to be bound by the terms and conditions of each Lending Agreement entered into by the Agent on its behalf.

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2.The Agent's Services. In addition to the foregoing and subject to the terms and conditions of this Agency Agreement, the Lender hereby authorizes and instructs the Agent to perform the following functions:

a.To negotiate rebates and/or lending fees with the Borrowers.

b.To collect from Borrowers the cash, securities or other financial instruments that will serve as collateral for the Loans ("Collateral"). The Lender hereby authorizes and instructs the Agent to accept on behalf of the Lender as collateral for Loans the types of financial instruments identified in Schedule II to this Agency Agreement.

c.To enter into and sign, as agent for the Lender, such documents and instruments, including but not limited to repurchase agreements, tri-party agreements, subscription agreements, asset management agreements or other relevant agreements as are required for the investment of Collateral in accordance with the parameters set forth in Schedule III. The Lender agrees to be bound to the terms of any such agreement.

d.To hold in custody, or enter into any required agreement with a third party custodian that will hold in custody, any and all Collateral delivered by the Borrowers in respect of Loans. Subject to the terms hereof, Collateral held by the Agent shall be segregated on the Agent's books and records as being maintained solely for the benefit of the Lender, and Collateral held by any such third party custodian shall be credited to Lender's Collateral Account (as that term is defined in Exhibit B) with Agent. To the extent Citibank, N.A. does not act as custodian for the Designated Accounts, the parties agree to the additional custody terms outlined in Exhibit B.

e.To invest on the Lender's behalf all cash Collateral delivered by Borrowers in respect of Loans pursuant to the parameters outlined on Schedule III to this Agency Agreement. The Agent's obligation with respect to the investments of cash Collateral shall be to make investments of cash Collateral within the parameters of Schedule III or as otherwise instructed by Lender.

f.To perform daily the "mark-to-market" function described in the Lending Agreements as the Lender's agent and to request and return Collateral as contemplated in the Lending Agreements, provided that Agent shall require that the collateral maintenance requirements set forth in Schedule II be satisfied at all times. The Lender acknowledges that the Agent will calculate the value of Loaned Securities and Collateral by reference to information provided by recognized pricing services, and shall have no liability for any errors or omissions in such information provided by such sources.

g.To collect or arrange for the collection of any interest, dividends or other distributions or other payments of any kind on Loaned Securities (including but not limited to manufactured dividends, if any, and other distributions due to the Lender in respect of the Loan) and pay the same to the Lender.

h.To: (i) terminate or modify any Loan at any time, (ii) terminate any Loan when so directed by the Lender and in either case (i) or (ii), to require that the Borrower return the related Loaned Securities within one standard settlement period (or, if less, 5 business days) from the date Borrower is notified of such termination, (iii) regularly review the creditworthiness of each Borrower and investment counterparty, and (iv) delete any Borrowers and/or investment counterparties, at any time, including when so directed by Lender. When a Borrower or investment counterparty is so deleted, Agent shall promptly terminate the related Loan or investment, unless otherwise directed by Lender.

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i.To establish such records as are reasonably necessary to account for all Loans, Collateral, fees, rebates, securities loan fees and the net income related thereto, and to provide Lender with such daily or other periodic reports with respect thereto as Lender and Agent may agree (Agent's agreement to Lender requests not to be unreasonably withheld).

3.Representations and Warranties.

a.The Lender and the Agent each hereby represent and warrant that, throughout the term of this Agency Agreement, and for as long thereafter as a Loan is outstanding: (i) Each party is authorized, under the terms of its organizational documents (including, without limitation, its certificate of incorporation, memorandum and articles of association and bylaws), the terms of any agreements with any third party, and the laws, rules and regulations that govern it, to enter into this Agency Agreement and be bound thereby, to enter into the Loans, and to invest cash received as Collateral, in the case of the Lender as principal and in the case of the Agent as agent; and (ii) The person executing this Agency Agreement on its behalf has been, and all Authorized Persons acting on behalf of such party will have been, duly and properly authorized to do so.

b.Lender represents and warrants that, throughout the term of this Agency Agreement, and as long thereafter as a Loan is outstanding: (i) except to the extent that Lender notifies Agent to the contrary, the Securities in the Designated Accounts are, and shall be at the time Loans are made, free and clear of all liens and encumbrances except as may be set forth in a custody agreement with Citibank, N.A. or Lender's custodian, and the Lender has full right, title and interest in and to and has not transferred, assigned or encumbered any interest or rights with respect to the Securities, this Agency Agreement, the Lending Agreements or transactions contemplated hereby or thereby and (ii) the Lender is not relying on the Agent to advise it on the suitability for the Lender of entering into any of the Lending Agreements nor the creditworthiness of any particular Borrower. Agent agrees to terminate any Loan promptly upon being notified by Lender that the Loaned Securities have been sold or have become subject to another lien or encumbrance.

c.Both parties agree that the representations and warranties contained in this Section 3 shall be ongoing in nature, and shall continue throughout the term of this Agency Agreement. If, during the term of this Agency Agreement, either party has reason to believe that any representation or warranty made hereunder is or soon will not be true and correct, then that party is obliged to notify the other party thereof as soon as reasonably practicable.

4.Liability of Agent; Indemnification.

a.Except as provided in Section 4.b of this Agency Agreement, and subject to the limitations contained in Section 5 of this Agency Agreement, the Agent will not be liable for any loss or damage suffered by the Lender unless such loss or damage results from the Agent's negligence, willful misconduct or fraud performing its duties hereunder.

b.If a Borrower fails to return Loaned Securities when required to do so under a Lending Agreement, except in the case of administrative or operational default, the Agent shall liquidate such portion of the Collateral as is necessary for its use in connection with this indemnification and either: (i) replace the Loaned Securities and deliver them to the Lender or purchase for the Lender's account an equal quantity of securities of the same issue, type, class and series as that of the Loaned Securities; or (ii) pay an amount that is equal to the value of the Loaned Securities at the time at which the Loaned Securities were due to have been returned by the Borrower, or, if at such time a value is not determinable, the latest prior time at which a value is determinable.

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c.The Lender agrees to indemnify and hold harmless the Agent from and against any and all damages, losses, costs, Taxes (as hereinafter defined) and fees incurred by the Agent that result from: (i) any action taken or omitted to be taken by the Agent pursuant to the terms of this Agency Agreement (other than pursuant to Section 4.b hereof) or the Lending Agreements; or (ii) as a consequence of carrying out any instructions of the Lender, including, without limitation, instructions transmitted orally, by telephone, telex, facsimile transmission or any other means agreed to between the Lender and the Agent, except where the Agent is negligent or acts with willful misconduct in carrying out those instructions.

5.Limitation of Liability.

In addition to any other limits set forth herein:

a.Agent's liability under section 4.a of this Agency Agreement, whether to Lender or any creditor of Lender shall be limited to an amount equal to the market value of the securities that are the subject of the loan, investment or transaction to which the damage relates calculated at the time of the alleged act or omission giving rise to the loss.

b.Under no circumstances shall Agent be liable for (i) special, consequential or indirect damages, lost profits or loss of business, (ii) any liability incurred as a result of the actions or inactions of any depositories, any third party agents of Agent (including, without limitation, pricing agencies) or any third party custodian, or (iii) any loss arising out of any suspension of the agent's duties and obligations hereunder as a result of any law, regulation, decree, order or governmental act that prevents or limits the performance of such duties and obligations (including the suspension of trading), except insofar as that decree, order or governmental act is imposed as a sanction against agent due to an act or omission of the Agent in violation of Applicable Law (as hereinafter defined). For the avoidance of doubt, the Lender agrees to indemnify the Agent and to defend and hold the Agent harmless from all Losses incurred by the Agent as a result of a third party custodian failing to comply with the instructions given to it under Clause 9.c.

c.The Agent may refrain from beginning or defending any legal action or proceedings arising out of or in connection with any loan until it shall have received such indemnity and security as it may require for all costs, claims, expenses (including reasonable attorney's fees) and liabilities which it will or may expend or incur in relation thereto.

6.Lien/Set -Off.

a.In addition to any other remedies available to the Agent under applicable law, the Agent shall have, and the Lender hereby grants, a continuing general lien on Securities in Agent's possession and control and on any Collateral sitting in Lender's Collateral Account until the satisfaction of liabilities arising under this Agency Agreement of the Lender to the Agent in respect to any fees and expenses or credit exposures incurred in the performance of services under this Agency Agreement; and

b.In additional to any other remedies available to the Agent under applicable law, the Agent may without prior notice to the Lender, set off any payment obligation owed to it by the Lender in connection with all liabilities arising under this Agency Agreement against any payment obligation owed by it to the Lender under this Agency Agreement regardless of the place of payment or currency of either obligation (and for such purpose may make any currency conversion necessary).

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7.Subrogation. If the Agent makes any transfer or payment as a result of a failure by a Borrower to return any Loaned Securities, the Lender agrees that the Agent is and will be subrogated to all the Lender's rights with respect to such failure in and to the Lending Agreements and the Collateral under such Lending Agreements and the Lender hereby assigns to the Agent all such rights.

8.Duties of the Lender; Fees; Taxes.

a.Notwithstanding any other provision in this Agency Agreement to the contrary, the Lender acknowledges and agrees that the investment of cash or other property received as Collateral is for the Lender's account and risk. The Lender agrees that to the extent any investment losses reduce the value of the Collateral in Lender's Collateral Account below the amount that the Lender is required to return to the Borrower under the relevant Lending Agreement, the Lender will, on the Agent's demand, pay to the Agent such amount (together with any applicable fees or charges) in cash, which the Agent will receive and use as, or reimburse for, Collateral. If the Lender fails to make any payment due to the Agent, the Lender will be liable to the Agent for the amount of any such payment, together with interest on such amount, from the date of the Agent's demand referred to above until payment of such liability, at the rate overnight LIBOR or such other rate as may be notified by Agent from time to time.

b.In consideration of the services provided hereunder the Lender agrees to pay to the Agent an amount equal to a fixed percentage of (i) the investment income (net of rebates) on cash Collateral delivered to the Agent on the Lender's behalf in respect of any Loans by the Borrowers, and (ii) fees paid in connection with transactions for which non-cash Collateral is provided by Borrowers. These amounts shall be set forth on Schedule IV of this Agency Agreement. The Lender authorizes and directs the Agent to withhold such fees on a monthly basis from the amounts payable to the Lender in respect of such investment and fee income or as otherwise agreed in writing.

c.The Agent shall not be liable for any taxes, assessments or governmental charges that may be levied or assessed on any basis whatsoever in connection with the Loans ("Taxes"; "Taxes" shall not, however, include taxes assessed against the Agent related to its own income or assets). The Lender agrees that Taxes shall be paid by the Lender. The Agent will deduct or withhold for or on account of Taxes from any payment to the Lender if required by any law including, but not limited to (i) any statute or regulation, (ii) any agreement entered into by the Agent and any governmental authority or between any two or more governmental authorities, or (iii) a requirement of any legal, governmental or regulatory authority, where any statute, regulation or governmental authority may be domestic or foreign (any of (i), (ii) or (iii) referred to herein as "Applicable Law"). The Lender acknowledges that the Agent may debit any amount available in any balance held for the Lender and apply such amount in satisfaction of Taxes. The Agent will timely pay the full amount debited or withheld to the relevant governmental authority in accordance with the Applicable Law as provided in this Clause. If any Taxes become payable with respect to any prior credit to the Lender by the Agent, the Lender acknowledges that the Agent may debit any balance held for the Lender in satisfaction of such prior Taxes. The Lender shall remain liable for any deficiency and agrees that it shall pay it upon notice from the Agent or any governmental authority. If Taxes are paid by the Agent or any of its affiliates, the Lender shall promptly reimburse the Agent for such payment to the extent not covered by withholding from any payment or debited from any balance held for the Lender.

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d.If during the term of this Agreement the regulatory capital charges associated with provision of the indemnification provided in section 4 shall increase materially, or if there is a change in law or regulation which materially increases the cost to the Agent of providing its services hereunder, Agent may request a renegotiation of the fee. In such event, Customer agrees to negotiate in good faith a fee split that fairly allocates any new charges or costs between the parties.

9.Instructions

a. The Agent is entitled to rely and act upon any and all instructions (including, consents and notices) received by the Agent, communicated through any manual or electronic medium or system as agreed to by the parties ("Instructions") of any person identified by the Lender as an "Authorized Person" in connection with the transaction contemplated hereby until the Agent has received notice of any change from the Lender and has had a reasonable time to note and implement such change. The Agent is authorized to rely upon any Instructions received by any means, provided that the Agent and the Lender have agreed upon the means of transmission and the method of identification for the Instructions. In particular:

(i)The Lender and the Agent will comply with security procedures designed to verify the origination of Instructions.

(ii)The Agent is not responsible for errors or omissions made by the Lender or resulting from fraud or the duplication of any Instruction by the Lender, and the Agent may act on any Instruction by reference to an account number only, even if no account name is provided.

(iii)The Agent may act on an Instruction if it reasonably believes it contains sufficient information.

(iv)The Agent may decide not to act on an Instruction where it reasonably doubts its contents, completeness, authorization, origination or compliance with any security procedures or where Instructions are given which conflict with each other but the Agent will promptly notify the Lender of its decision.

(v)If the Agent acts on any Instruction sent manually (including by facsimile or telephone), then, if the Agent complies with the security procedures as referred to under Sub-Clause 8(a)(i) above, the Lender will be responsible for any loss the Agent may incur in connection with that Instruction. The Lender expressly acknowledges that the Lender is aware that the use of manual forms of communication to convey Instructions increases the risk of error, security and privacy issues and fraudulent activities.

(vi)Instructions are to be given in the English language.

(vii)The Agent may refuse to execute Instructions if, in the Agent's opinion, they are contrary to any Applicable Law, rule or other regulatory requirement, whether arising from any governmental authority, self-regulatory organization or that of a relevant stock exchange, clearing house, settlement system or market.

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(viii)In some securities markets, securities deliveries and payments therefor may not be or are not customarily made simultaneously. Accordingly, notwithstanding the relevant Instruction to deliver any part of the Collateral against payment or to pay for any part of the Collateral against delivery, the Agent may make or accept payment for or delivery of any part of the Collateral at such time and in such form and manner as is in accordance with relevant local law and practice or with the customs prevailing in the relevant market.

b.The Lender agrees to provide written instructions related to the termination or modification of the terms of a Loan or otherwise as to the recall of Loaned Securities: (i) by electronic mail or SWIFT message; (ii) to the department or desk of the Agent that is separately identified to the Lender; and (iii) in accordance with the deadlines and cutoff times set forth on Schedule V to this Agency Agreement, and to cause all of its investment managers and/or advisors with access to the Designated Accounts to so advise the Agent, or of any securities in the Designated Accounts it or they, as applicable, shall sell or have sold. The Lender understands that the Agent shall have no liability as a result of the failure of the Lender and/or its investment managers/advisors to give this notice in accordance with the terms of this Section 9.b and the Lending Agreements.

c.The Lender, Agent and Lender's Custodian(s) shall execute an operating agreement setting forth the procedures, rights and obligations of the respective parties in connection with the processing of Loans made hereunder ("Operating Agreement").

10.Lender Information.

a.The Agent may rely on the information relating to the Lender, including but not limited to tax-related information, in connection herewith, particularly in agreeing and collecting any income due under a Lending Agreement. Request for such information by the Agent hereunder may be made from time to time during the term of this Agency Agreement. The Agent shall not incur any liability for any loss, damages or costs arising directly or indirectly from the inaccuracy of information provided by the Lender or a failure by the Lender to supply information requested hereunder.

b.The Lender shall provide the Agent with information and proof (copies or originals) as to the Lender's and/or its underlying beneficial owner's Tax status or residence or other information as the Agent reasonably requests in order for the Agent to comply with Applicable Law. Information and proof may include executed certificates, representations and warranties, or other documentation the Agent deems necessary or proper to fulfill the requirements of relevant Tax authorities. The Lender shall notify the Agent in writing within 30 days of any material change in, or in the validity of, information previously provided to the Agent.

11.Advances. The Lender agrees to repay the Agent promptly for any advances of funds that the Agent may from time to time, in its sole discretion, make to or for the account of the Lender in connection with and to facilitate the transactions contemplated in this Agency Agreement and the Lending Agreements. In such event, the Lender shall be liable to the Agent for the amount of such advance or payment, together with interest on such amounts, at a rate per annum equal to the Agent's internal pool fund rate, from the date of the Agent's advance or the due date of such payment, as appropriate, until payment by the Lender of such liability. The Agent may withhold all such amounts from the amounts payable to the Lender hereunder.

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12.Disclosure/Confidentiality.

a.The Agent and the Lender will maintain reasonable controls consistent with, and shall treat, any information acquired as a result of or pursuant to this Agreement as confidential. The Lender, on behalf of itself and on behalf of its employees, agents and subcontractors, authorizes the transfer and disclosure of any confidential information of the Lender to and between the Agent and its branches, subsidiaries, representative offices, affiliates and administrative support providers and third parties selected by any of them, wherever situated, for confidential use in connection with the provision of services under this Agreement (including for data processing, statistical and risk analysis purposes and for compliance with Applicable Law), and further agrees that the Agent and any such branch, subsidiary, representative office, affiliate, agent or third party may transfer or disclose any such information to any payor or payee as required by Applicable Law, as required by any regulatory agency, court, other governmental body or self- regulatory agency with jurisdiction over a Party or pursuant to Applicable Law.

b.The Lender also specifically authorizes the Agent to: (i) disclose information to Borrowers regarding the Lender as those Borrowers request or are required to obtain pursuant to Applicable Law, rule or regulation, or as is reasonably necessary in connection with the consummation or maintenance of any Loans; (ii) disclose (on an anonymized basis) to industry data aggregators and to prospective Borrowers information concerning the Securities available for Loan in the Designated Accounts, but only insofar as necessary for the purpose of enabling Borrowers to request Loans or to formulate bids for Loans of such Securities; and (iii) disclose to its agents and affiliates such information as required or necessary in connection with the consummation of Loans hereunder.

c.The Lender agrees that no printed materials or other matter (in any language) that mention Citi, Citigroup Inc., Citibank, N.A., Citibank Europe plc, the rights, powers or duties of the Agent or the terms of this Agency Agreement shall be published or disclosed to any third party by the Lender or on the Lender's behalf unless: (i) Citibank, N.A. shall first have given its specific written consent; or (ii) the Lender is legally required to do so pursuant to any Applicable Law, rule or regulation to which it is subject, including without limitation, requirements relating to the contents of its prospectus, statement of additional information, financial statements or other reports to investors or regulatory authorities.

13.Non-Public Information, Bank Business and Roles.

a.Notwithstanding anything else contained in this Agency Agreement and any other agreement between the Lender and Citibank, N.A. and its affiliates (collectively, "Citi"):

(i)the Lender acknowledges that Citibank, N.A. and its affiliates perform a variety of services for a variety of entities, including banking and financial services for Borrowers, and advisor to issuers of the Loaned Securities and Collateral investments of the Lender;

(ii)the Lender shall not hold Citibank, N.A. or its affiliates liable for its or their failure to make use of, in its role as the Agent within the terms of this Agency Agreement, non-public information it obtains in the course of doing so, the use of which may be prohibited by the legal and regulatory environment and by internal Citi policies, whether or not the use of such information in a specific instance might constitute a breach of any such Applicable Laws, regulations or polices;

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(iii)the Lender acknowledges that in its role as custodian and processing agent, Citibank, N.A. and its affiliates receive compensation from the Lender in addition to the fees received pursuant to this Agency Agreement, and

(iv)the Agent has entered, and may enter, into agreements similar to this Agency Agreement with others and the Agent or its affiliates may from time to time lend Securities to or through, or enter into similar transactions with, any Borrower or, where relevant, act as discretionary manager for other clients and therefore agrees that:

(A)the selection of a lender for any particular lending opportunity among all persons having entered into such agreements with the Agent shall be made by Agent using a fair and equitable allocation methodology; and

(B)the Agent shall have no duty to inform the Lender of any lending or similar opportunity presented to the Agent or its affiliates or to refrain from taking advantage of any such opportunity but may avail itself of any such opportunity as freely as if there were no relation of principal and agent between the Lender and the Agent.

b.The Lender acknowledges and agrees that the obligations and duties of Citibank, N.A. under this Agency Agreement shall be performed only by Citibank, N.A. and its agents, and shall not be deemed obligations or duties of any other member of the Citi organization.

14.Notices. Except as otherwise specifically provided herein, all notices and other communications shall be in writing in the English language and shall be made either by facsimile or by prepaid first class mail (except that notice of termination, if mailed, shall be sent by prepaid registered or certified mail) at the address listed in Schedule VII or at such other address as a party may advise the other parties hereto in writing from time to time.

15.Termination.

a.Each party may terminate this Agency Agreement and the Agent's authorization as securities lending agent for the Lender at any time upon giving not less than fifteen (15) days prior written notice to the other. The parties hereby acknowledge and agree that, even after notice of termination of this Agency Agreement is given and effective, the Agent shall continue (unless specifically instructed to terminate or novate the Loans) to act as the Agent for the Lender as set forth herein with respect to any Loans outstanding at the time notice of termination is given until such Loans terminate unless such continuation would cause the Agent, Citigroup, Inc. or any affiliate of either to breach Applicable Law.

b.Notwithstanding anything else contained herein, the following terms shall survive the termination of this Agency Agreement: 4, 5, 6, 7, 8, 11, and 12.

16.Miscellaneous.

a.No Advice, No Duty to Monitor. The Lender acknowledges and agrees that the Agent does not owe to, nor is it obligated to perform on behalf of, the Lender any investment advisory duties or responsibilities, nor shall the Agent have any duty to monitor investments of cash received as Collateral after the time of initial investment.

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b.No Third Party Beneficiaries. This Agency Agreement is between the parties hereto and is not intended to confer any benefits on third parties, including without limitation any Borrower, any counterparty in a transaction with the Lender, or any third party service provider for the Lender or the Agent.

c.Force Majeure. Neither party shall be responsible to the other for any loss caused by a natural, regulatory or societal event due to any cause beyond its reasonable control, such as a natural disaster, nationalization, currency restriction, act of war, act of terrorism, act of God, postal or other strike affecting the market infrastructure, unavailability of communications systems, sabotage or the failure, suspension or disruption of any relevant stock exchange, clearance system or market.

d.Amendments. This Agency Agreement shall not be amended except by a written agreement between the parties and any purported amendment made in contravention of this section shall be null and void and of no effect whatsoever.

e.Assignment. This Agency Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign, transfer or charge all or any rights, benefits or obligations hereunder without the consent of the other, except that the Agent may assign or transfer any of its obligations hereunder to an affiliate, in which case the Agent will provide Lender with at least 30 days notice of such assignment. Any purported assignment, transfer or charge made in contravention of this section shall be null and void and of no effect whatsoever.

f.Entire Agreement. This Agency Agreement, and all current executed Schedules and Exhibits hereto shall constitute the entire agreement between the parties and, unless otherwise expressly agreed in writing, shall supersede all prior agreements and understandings, written or oral relating thereto, between the parties.

g.No Implied Waiver. The parties hereto agree that (i) the rights, powers, privileges and remedies stated in this Agency Agreement are cumulative and not exclusive of any rights, powers, privileges and remedies provided by law, unless specifically waived, and (ii) any failure or delay in exercising any right, power, privilege or remedy will not be deemed to constitute a waiver thereof and a single or partial exercise of any right, power, privilege or remedy will not preclude any subsequent or further exercise of that or any other right, power, privilege or remedy.

h.Further Assurances. The Lender agrees to provide such additional information and execute and deliver such further documentation as the Agent may reasonably request in connection with and in furtherance of the transactions authorized herein. In addition to additional documentation as noted in the preceding sentence, the parties agree to the additional terms outlined in Schedule VII in furtherance of the transactions authorized herein.

i.Partial Invalidity. In the event that any provision of this Agency Agreement, or the application thereof to any person or circumstances, shall be determined by a court of proper jurisdiction to be invalid or unenforceable to any extent, the remaining provisions of this Agency Agreement, and the application of such provisions to persons or circumstances other than those as to which it is held invalid or unenforceable, shall be unaffected thereby and such provisions shall be valid and enforced to the fullest extent permitted by law in such jurisdiction.

j.Governing Law and Jurisdiction; Compliance with Laws.

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(i)This Agency Agreement shall be governed by and construed in accordance with the internal laws (and not laws of conflicts) of the country, and if applicable, the state, in which the office of the Agent with which the Lender has its principal securities lending relationship is located. The parties agree that the courts of the such country and, if applicable, such state, shall have jurisdiction to hear and determine any suit, action and proceeding and settle any dispute which may arise out of or in connection with this Agency Agreement; and for such purposes, each irrevocably submits to the non-exclusive jurisdiction of such courts. The specific office and jurisdiction are identified in Schedule VII, in addition to such additional terms or conditions as may be applicable.

(ii)Each party hereto irrevocably waives (A) any right to a trial by jury, if applicable;

(B)any objection it may have at any time to the laying of venue of any actions or proceedings brought in any court designated hereby, any claim that such actions or proceedings have been brought in an inconvenient forum and the right to object that any court designated hereby does not have jurisdiction over such party; and (C) to the fullest extent permitted by Applicable Law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or similar grounds from actions or proceedings by or in any court, and irrevocably agrees, to the fullest extent permitted by Applicable Law, that it will not claim such immunity in any such actions or proceedings.

(iii)The Lender acknowledges and agrees that the Agent's performance of this Agency Agreement is subject to Applicable Law and to relevant decrees, orders and government acts and the rules, operating procedures and practices of any relevant stock exchanges, clearance systems or market where or through Loans are to be carried out or to which the Agent may be subject or as exist in the country in which any Securities or Collateral are held.

k.Counterparts. This Agency Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Securities Lending Agency Agreement to be executed as of the date set forth above.

CITIBANK, N.A.,	USAA MUTUAL FUNDS TRUST,
as Agent	acting solely in respect of each of its series
listed on Exhibit A hereto (each such series, a
Lender)
By:/S/ RICHARD KISSINGER	By:/S/ JOHN C. SPEAR
Name: Richard Kissinger	Name: John C. Spear
Title: Director	Title: CIO Investments

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Schedule I

to the Global Securities Lending Agency Agreement,

Between CITIBANK, N.A., as the Agent

and

USAA MUTUAL FUNDS TRUST,

acting solely in respect of each of its series listed on Exhibit A hereto

(each such series, a Lender)

SECURITIES LENDING BORROWERS

US Borrower List

1.ABN AMRO Securities (USA) LLC (f/k/a MeesPierson Securities LLC)

2.Bank of Montreal, (US Branch)

3.The Bank of Nova Scotia

4.Barclays Capital Inc.

5.BMO Capital Markets Corp. (f/k/a Harris Nesbitt Corp. BMO Nesbitt Burns Corp. Nesbitt Burns Securities Inc.)

6.BNP Paribas, New York Branch

7.BNP Paribas Prime Brokerage Inc.

8.BNP Paribas Securities Corp.

9.CIBC World Markets Corp. (f/k/a CIBC Oppenheimer Corp.)

10.Cantor Fitzgerald & Co.

11.Citigroup Global Markets Inc.

12.Credit Agricole Corporate and Investment Bank

13.Credit Agricole Securities (USA), Inc. (f/k/a Calyon Securities (USA), Inc.

14.Credit Suisse Securities (USA) LLC (f/k/a Credit Suisse First Boston LLC, Credit Suisse First Boston Corporation)

15.Daiwa Capital Markets America Inc. (f/k/a Daiwa Securities America, Inc.)

16.Deutsche Bank Securities Inc. (f/k/a Deutsche Banc Alex Brown Inc.)

17.Goldman, Sachs & Co.

I

18.HSBC Securities (USA) Inc.

19.ING Financial Markets LLC (f/k/a ING Barings Corp.)

20.J.P. Morgan Clearing Corp. (f/k/a Bear Stearns Securities Corp.)

21.J.P. Morgan Securities LLC (f/k/a J.P. Morgan Securities, Inc., Merged with Chase Securities Inc.)

22.Merrill Lynch, Pierce, Fenner and Smith, Inc. (Part of Bank of America Corporation, merged with Banc of America Securities LLC)

23.MUFG Securities Americas Inc.

24.Mizuho Securities USA Inc. (f/k/a Fuji Securities, Inc.)

25.Morgan Stanley & Co. LLC

26.National Bank of Canada Financial Inc.

27.Nomura Securities International, Inc.

28.Pershing, LLC

29.Raymond James & Associates, Inc.

30.RBC Capital Markets, LLC (f/k/a RBC Capital Markets Corporation, RBC Dominion Securities Corp.)

31.RBS Securities Inc. (f/k/a Greenwich Capital Markets, Inc. and ABN AMRO Inc.)

32.Scotia Capital (USA) Inc.

33.SG Americas Securities, LLC (MSLA assigned by SG Cowen Securities Corp).

34.Societe Generale, New York Branch

35.State Street Bank & Trust Co.

36.TD Ameritrade Clearing Inc.

37.UBS Securities LLC

38.Unicredit Capital Markets LLC

39.US Bancorp Investments, Inc.

40.Wells Fargo Bank, N.A., (f/k/a Wachovia Bank, N.A. , First Union National Bank)

41.Wells Fargo Clearing Services, LLC (f/k/a First Clearing LLC)

II

42. Wells Fargo Securities, LLC (f/k/a Wachovia Capital Markets, LLC)

UK Borrower List

1.Abbey National Treasury Services PLC (f/k/a Cater Allen Intl. Limited)

2.ABN AMRO Bank N.V. (Combined entity of Fortis Bank (Nederland) N.V. and ABN AMRO Bank N.V.)

3.Banc of America Securities Limited

4.Banco Santander SA

5.Bank of Nova Scotia, London Branch***

6.Bank of Tokyo-Mitsubishi UFJ (BTMU)

7.Barclays Bank Plc

8.Barclays Capital Securities Limited

9.BMO Capital Markets Corp. (f/k/a Paloma Securities LLC)

10.BMO Capital Markets Limited (f/k/a Paloma Securities London Limited)

11.BNP Paribas, London Branch

12.BNP Paribas, Paris Branch

13.BNP Paribas Arbitrage SNC

14.BNP Paribas Prime Brokerage International, Limited

15.Canadian Imperial Bank of Commerce, London

16.Citibank Intl. Plc

17.Citibank N.A., London Branch

18.Citigroup Global Markets Limited

19.Citigroup Global Markets U.K. Equity Limited

20.Credit Suisse AG, Dublin Branch

21.Credit Suisse Securities (Europe) Limited

22.Daiwa Capital Markets Europe Limited (f/k/a Daiwa Securities markets Europe

III

Limited)

23.Deutsche Bank AG, Frankfurt

24.Deutsche Bank AG, London

25.Goldman Sachs International

26.HSBC Bank Plc

27.ING Bank NV

28.Lloyds Bank PLC

29.J.P. Morgan Securities Limited

30.Merrill Lynch International

31.MUFG Securities EMEA PLC

32.Mizuho Securities Co Ltd

33.Morgan Stanley & Co. International Plc

34.Morgan Stanley MUFG Securities Co., Ltd

35.National Australia Bank Ltd. London

36.Natixis S.A.

37.The Norinchukin Bank

38.Nomura International Plc

39.Royal Bank of Canada

40.Royal Bank of Canada Europe Limited

41.Royal Bank of Scotland Plc

42.Skandinaviska Enskilda Banken AB (publ)

43.SG Option Europe S.A.

44.Société Générale

45.Standard Chartered Bank

46.UBS AG London Branch

47.UBS Limited

IV

48. Unicredit Bank AG

Canadian Borrower List

1.BMO Nesbitt Burns Inc.

2.CIBC World Markets Inc.

3.HSBC Securities Canada Inc.

4.Merrill Lynch Canada Inc.

5.RBC Dominion Securities Inc.

6.Scotia Capital Inc.

7.TD Securities Inc.

8.Toronto Dominion Bank.

Australia Borrower List

1.ABN Amro Securities Asia Ltd.

2.ANZ Banking Group Limited

3.Barclays Bank PLC, Sydney Branch

4.BMO Capital Markets Corp. - Melbourne

5.Citigroup Global Markets Australia PTY Limited

6.Commonwealth Bank of Australia Ltd.

7.Credit Suisse Equities (Australia) Limited

8.Deutsche Securities Australia Limited

9.Deutsche Capital markets Australia Ltd.

10.J.P. Morgan Securities Australia Limited

11.JP Morgan Australia Limited

12.Merrill Lynch Equities (Australia) Limited

13.Morgan Stanley Australia Securities Limited

V

14.National Australia Bank Limited

15.RBC, Sydney Branch

16.UBS Securities Australia Limited

17.Westpac Banking Corp.

Repo Counterparty List

1.Bank of Montreal

2.Barclays Capital Inc.

3.Barclays Capital Inc. - SPECIAL EQUITY ONLY

4.BNP Paribas Prime Brokerage Inc. - EQUITY ONLY

5.BNP Paribas Securities Corp.

6.BNP Paribas

7.Cantor Fitzgerald & Co.

8.Citibank, N.A.

9.Citigroup Global Markets Inc. - EQUITY ONLY

10.Citigroup Global Markets Inc. - FIXED INCOME

11.Credit Agricole Corporate and Investment Bank

12.Credit Suisse Securities (USA) LLC

13.Daiwa Capital Markets America Inc.

14.Deutsche Bank Securities Inc.

15.Goldman, Sachs & Co.

16.HSBC Securities (USA) Inc.

17.ING Financial Markets LLC

18.JP Morgan Clearing Corp. - EQUITY ONLY

19.J.P. Morgan Securities LLC - EQUITY ONLY

20.J.P. Morgan Securities LLC - FIXED INCOME

21.Merrill Lynch Pierce, Fenner & Smith (f/k/a Banc Of America Securities LLC)

22.Mitsubishi UFJ Securities USA Inc.

VI

23.Mizuho Securities USA Inc.

24.Morgan Stanley & Co. LLC

25.Nomura Securities International, Inc.

26.RBC Capital Markets, LLC

27.RBS Securities INC. (F/K/A Greenwich Capital Markets, INC.)

28.SG Americas Securities LLC

29.Societe Generale, New York Branch

30.Societe Generale, Paris Branch

31.UBS Securities LLC

32.Wells Fargo Securities LLC

1.By choosing Citigroup Global Markets Inc. ("CGMI") or Citigroup Global Markets Limited ("CGML") as an approved borrower, you acknowledge that such entity is an affiliate of Citibank, N.A. ("Agent").

2.By choosing Agent as an approved borrower you agree that, from time to time, Agent may (1) borrow securities for its own proprietary transactions or (2) borrow securities from you, and on-lend them to other borrowers as riskless principal/conduit lender. As to only these loans, the Lender will have all the rights and obligations of the Agent, and the Agent shall have all the rights and obligations of the Borrower as set forth in the Lending Agreements, provided however that:

With respect to loans made pursuant to (1) above, Agent acknowledges and agrees that such loans:

(a)shall be made pursuant to terms and conditions substantively equivalent to the terms and conditions of loans with other Borrowers under the Lending Agreement; and

(b)shall be made at rates and pricing equal to or better than rates or pricing negotiated with other borrowers for a similarly structured loan.

With respect to loans made pursuant to (2) above:

(a)Agent will do so only upon receipt of a request by a potential borrower (which may include entities affiliated with Agent), and not for its own account.

(b)Agent will only do so if a potential borrower is not on your list of approved borrowers (such a borrower, a "non-approved borrower").

(c)Agent will only do so if, at the time that a non-approved borrower offers to borrow the same securities from Agent, we have not received nor have actual knowledge of an offer to borrow the same securities from an approved borrower.

(d)You acknowledge that Agent will be compensated by means of a spread between the fees paid to you by Agent and the fees charged by Agent to the ultimate borrower.

(e)You confirm that you are not a fund or plan subject to the Employee Retirement Income Security Act of 1974 (ERISA), are not an affiliate of Agent under section 23A of the Federal Reserve Act, and no Agent affiliate has investment discretion over the assets to be lent (unless specific authorization exists under Applicable Law).

--Signature page follows on next page--

VII

CITIBANK, N.A.,	USAA MUTUAL FUNDS TRUST,
as Agent	acting solely in respect of each of its series
listed on Exhibit A hereto (each such series, a
Lender)
By:/S/ RICHARD KISSINGER	By:/S/ JOHN C. SPEAR
Name: Richard Kissinger	Name: John C. Spear
Title: Director	Title: CIO Investments

VIII

Schedule II

to the Global Securities Lending Agency Agreement,

Between CITIBANK, N.A., as the Agent

and

USAA MUTUAL FUNDS TRUST,

acting solely in respect of each of its series listed on Exhibit A hereto

(each such series, a Lender)

Collateralization Parameters

The Agent shall accept only the following types of Collateral in an amount equal to or greater than the designated maintenance requirement (for the specific type of Loan) for any Loans entered into pursuant to authority in the Securities Lending Agency Agreement:

A.Collateral

(i)Cash (US Dollars only);*

(ii)US Government Securities; and

(iii)Such other collateral that is permitted under SEC guidelines for registered investment companies as the parties may from time to time agree in writing.

*Note: The Lender consents that cash received as Collateral may be invested in obligations of Citigroup and/or its affiliates, provided that such investments of cash received as Collateral meet all of the conditions set forth in the Investment Guidelines attached hereto.

B.Minimum Initial Collateral

(i)Loans of US or Foreign Government Securities: l02% plus accrued interest.

(ii)Loans of US Corporate Debt Securities: 102% plus accrued interest.

(iii)Loans of US Equity Securities: 102%.

(iv)Loans of non-US Securities: 105%.

(v)All other Securities: 105%.

C.Collateral Maintenance

If the fair market value of the collateral should fall below the value set forth in section B above, a call shall be made daily for additional collateral such that, when added to the existing market value of the collateral, the Minimum Initial Collateral for the Loan will be satisfied. A call for additional collateral need not be made for amounts totaling less than $100,000.

CITIBANK, N.A.	USAA MUTUAL FUNDS TRUST,
as Agent	acting solely in respect of each of its series
listed on Exhibit A hereto (each such series, a
Lender)
By:/S/ RICHARD KISSINGER	By:/S/ JOHN C. SPEAR
Name: Richard Kissinger	Name: John C. Spear
Title: Director	Title: CIO Investments
I

Schedule III

to the Global Securities Lending Agency Agreement,

Between CITIBANK, N.A., as the Agent

and

USAA MUTUAL FUNDS TRUST,

acting solely in respect of each of its series listed on Exhibit A hereto

(each such series, a Lender)

LOAN RESTRICTIONS AND INVESTMENT GUIDELINES FOR

SECURITIES LENDING CASH COLLATERAL

1.LOAN RESTRICTIONS

Loans, as that term is defined in the Agency Agreement shall conform to the restrictions set forth in section 2 of this Schedule III (irrespective of whether Lender permits Cash Collateral to be invested in other than U.S. government money market funds) and the following:

Except with the approval of USAA Asset Management Company ("AMCO"), no more than 99% of a Lender's holdings of any security (i.e., any CUSIP) may be on loan at any time.

The maximum lendable amount of any Lender's total assets, including the value of all collateral investments ("Total Assets") is 33 1/3%, or such lesser percentage provided by its investment policies.

No more than five percent (5%) of each Lender's Total Assets may be loaned or sold to any one counterparty.

2.PERMISSIBLE INVESTMENTS

Cash Collateral may be invested in the following as Permissible Investments, provided however that AMCO may at any time modify this listing by written notice to Agent:

a.The following U.S. government money market funds:

FUND NAME	TICKER

Federated Government Obligations Fund	GOIXX
Fidelity Government Portfolio	FIGXX
Goldman Sachs Financial Square Government Fund	FGTXX
Morgan Stanley Institutional Liquid Government	MVRXX
Invesco STIT Government and Agency Portfolio	AGPXX
Western Asset Institutional Government Reserves	INGXX

b.No more than five percent (5%) of each Lender's Total Assets may be invested in

1

any one U.S. government money market fund listed in section 2(a) above.

c.If and to the extent so directed by AMCO in writing, in accordance with the following:

I.Objectives

The key objectives of the management of cash collateral supporting securities loans are to:

a.safeguard principal,

b.assure that all cash Collateral is invested in a timely manner,

c.maintain adequate liquidity to meet the needs of Lenders, and

d.consistent with these objectives, to optimize the spread between the earnings on cash Collateral investments and rebate rates paid to the Borrowers.

Agent shall not be required to trade permitted investments prior to their maturity for purposes of satisfying objective d. unless instructed as to a specific transaction by AMCO.

II.Prospectus Limitations

Lender represents that the investments outlined herein shall be consistent with the specific authorizations outlined in its prospectus. In the event that any conflict exists between these investment guidelines and those specifically enumerated in its prospectus, Lender's prospectuses shall take precedence. It shall be the responsibility of Lender to advise Agent of any changes to its prospectus that affect the guidelines outlined herein.

III.Allowable Instruments and Credit Quality

The following instruments shall be Permissible Investments:

a.Instruments issued or fully guaranteed by the U.S. government, federal agencies, or government sponsored agencies or corporations.

b.Instruments issued by domestic corporations including corporate notes with long- term ratings of A3 or better at time of purchase by Moody's Investors Service, Inc. ("Moody's") and A- by Standard & Poor's Corporation ("S&P") or better at time of purchase, or A- or better at time of purchase by Fitch Ratings ("Fitch"). Additionally, commercial paper, other than asset backed commercial paper ("ABCP"), must also be rated at least A-1 by S&P, P-1 by Moody's, or F1 by Fitch, short-term at time of purchase. ABCP must be rated at least A-1 by S&P or P-1 by Moody's or F1 by Fitch and must be rated such by at least two of the three NRSROs listed. Floating rate notes must utilize a standard repricing index including, but not limited to, LIBOR, U.S. treasury bills, commercial paper or federal funds and can reasonably be expected to have a market value that approximates its par value.

c.Obligations of approved domestic and foreign banks including bankers acceptances, certificates of deposit, domestic and off-shore bank time deposits, bonds (Euro and

2

Yankee) and other debt instruments. The banks must have long-term ratings of at least A3 by Moody's, A- by S&P, or A- by Fitch at time of purchase.

d.Unsecured obligations of entities engaged primarily in the broker/dealer industry are not allowed.

e.Repurchase transactions with approved counterparties involving the following types of instruments: U.S. treasury securities, U.S. agency debentures , U.S. agency mortgage-backed securities, U.S. sponsored enterprise debentures, U.S. sponsored enterprise mortgage-backed securities, and securities guaranteed as to the repayment of principal and interest by the full faith and credit of the United States government . Such instruments shall be held at custodial banks or depositories and marked to market daily at not less than one hundred two percent (102%) of the purchase price. All collateral received from counterparties on repurchase transactions will be held in an account in the name of, or for the benefit of, Lender by a financial institution with a minimum rating of A3 by Moody's, A- by S&P, or A- by Fitch.

f.Money market mutual funds approved by Lender in writing (which may include electronic mail).

g.Asset-backed securities having a minimum rating, at the time of purchase, of AAA by S&P, Aaa by Moody's or AAA by Fitch. Residential and Commercial Mortgage Backed Securities, CDOs, CLOs, or similar investments are not allowed unless specifically approved by AMCO in writing or email.

h.If a security is rated by more than one nationally recognized statistical rating organization mentioned in these guidelines, the lower rating shall prevail for purposes of these guidelines.

i.If AMCO determines a security to be unacceptable for the portfolio to hold for any reasons, AMCO may direct Citi to dispose of the security as soon as practical.

IV. Downgrades

All credit ratings set forth herein shall be applicable at time of purchase; however, in the event of a downgrade of any security to a level where the new rating would not comply with the minimum rating for new purchases of a similar asset, Agent shall immediately notify the Lender of such downgraded asset and seek Lender's instructions with respect thereto. Lender acknowledges that Agent shall not be liable for any market loss that results from such sale, provided the asset satisfied all ratings requirements as set forth herein at the time of purchase.

V.Maturity/Mismatch

a.The maximum maturity of any Loan by any of the Lenders shall be no more than ninety (90) days.

b.The maximum weighted average maturity of Lender's loans and investment transactions shall be no more than ninety (90) days.

3

c.Weighted average maturity mismatch between loans and collateral investments shall not exceed fourteen (14) days.

d.No instrument will have a maturity date or expected weighted average life in excess of twelve (12) months from time of purchase, except:

•Floating and variable rate securities which may have a 18 month maturity, and;

•Floating rate asset-backed securities which may have an expected weighted average life no greater than two and one-quarter years. Amortizing floating rate asset-backed securities may have an expected weighted average life not greater than two years and an expected final payment date not exceeding four years from date of purchase. The legal final maturity date cannot exceed 10 years.

e.In calculating compliance with the "maximum maturity" and "weighted average maturity" restrictions, the expected maturity date shall be utilized for all asset-backed securities. In the case of fixed rate asset-backed securities, the average life shall be utilized for the purpose of calculating compliance with the weighted average maturity restrictions. In the case of floating rate securities (including floating rate asset-backed securities), the maturity date of the floating rate security shall be deemed to be the next interest rate reset date for the purpose of calculating compliance with the weighted average maturity restriction. Maturity limitations shall also utilize the put or demand date in investments which contain unconditional irrevocable demand or put features exercisable solely at the option of the investor.

VI. Diversification

a.Agent shall multiply the Total Assets by thirty-three and one third percent (33 1/3%) to get the Reference Value (the "Reference Value"). The Reference Value shall be utilized to compute restrictions in items c, d and e below.

b.No more than five percent (5%) of each Lender's Total Assets should be held in any single counterparty repurchase agreement.

c.No more than thirty-five percent (35%) of each Lender's Reference Value may be invested in floating or variable rate securities, including floating rate asset-backed securities.

d.The minimum overnight (next business day) liquidity level will be targeted at not less than fifteen percent (15%) of the Reference Value.

e.No more than the lesser of twenty-five million dollars ($25,000,000) or five percent (5%) of the Reference Value should be held in any one non-U.S.- government-backed issuer.

4

3.OTHER

a.Each Borrower and approved counterparty listed on the List of Borrowers in Schedule I to the Agency Agreement, shall be reviewed by Lender for appropriateness for inclusion in this securities lending program. The review should be based on a documented borrower review process. Each counterparty shall be of investment grade quality. The List of Borrowers shall not be amended without the express written approval thereof from Lender. A Borrower or counterparty not included in the aforementioned list shall not be included in this securities lending program.

For purposes of this section, investment grade securities are those (i) issued or guaranteed by the U.S. government, its agencies, and instrumentalities; (ii) rated at least Baa3 by Moody's, or BBB by S&P, or BBB- by Fitch Investors Service, Inc., or BBB- by Duff and Phelps Credit Rating Co.; or (iii) otherwise meeting Lender's internal investment guidelines. If a security is rated by more than one nationally recognized statistical rating organization, the lower rating shall prevail for purposes of these Guidelines.

b.Agent shall be rated at least Baa2 by Moody's, BBB by S&P, orBBBbyFitchor, if Agent at anytime does not meet such rating criteria, then Lender shall determine, from time to time, whether circumstances exist that render Agent ofcomparable quality toalending agentwith suchratings.

c.All obligations shall be payable as to principal and interest in U.S. currency unless specifically authorized by Lender.

d.A Lender-approved custodian should obtain possession or control of the Collateral, or in the case of book-entry securities, make appropriate entries in the books of the custodian under a written custodial agreement which explicitly recognizes Lender's interest in the Collateral as superior to that of the custodian or the counterparty. The Collateral should be segregated and maintained in an account in the name of, or on behalf of, Lender. All Cash Collateral investments made on behalf of Lender shall be segregated on the books and in the records of Agent and its agents.

e.In connection with these investments, Lender acknowledges that Citibank, N.A. may have separately entered into an agreement with certain of the Permissible Investment funds to provide services to such funds. Citibank, N.A. is separately compensated for these services by the management company of the applicable Permissible Investment fund. Such payments do not impact the return that Lender receives hereunder, which shall be consistent with the earnings of other investors in the applicable fund. Lender acknowledges that Citibank, N.A. is not an employee or officer of any Permissible Investment funds, nor is Citibank, N.A. otherwise affiliated with any Permissible Investment funds.

Lender hereby acknowledges and confirms that it has made its own independent decision to enter into these investments and as to whether these investments are

5

appropriate or proper for Lender based upon its own judgment, policies and procedures and upon advice from such advisers (including tax, legal and/or financial advisers) as it has deemed necessary. Lender further acknowledges that it has a copy of the prospectus for each Permissible Investment fund and such other documentation regarding the fund that it deems appropriate.

6

Schedule IV

to the Global Securities Lending Agency Agreement,

Between CITIBANK, N.A., as the Agent

and

USAA MUTUAL FUNDS TRUST,

acting solely in respect of each of its series listed on Exhibit A hereto

(each such series, a Lender)

FEES AND REVENUE PERCENTAGE PAYMENT BY THE LENDER

Pursuant to section 8.b. of the Agency Agreement, the Lender agrees to pay to the Agent 10% of (i) the investment income (net of rebates) on cash Collateral delivered to the Agent on the Lender's behalf in respect of any Loans by the Borrowers and (ii) fees paid by a Borrower with respect to a Loan for which non-cash Collateral is provided.

Other Fees: None

7

Schedule V

to the Global Securities Lending Agency Agreement,

Between CITIBANK, N.A., as the Agent

and

USAA MUTUAL FUNDS TRUST,

acting solely in respect of each of its series listed on Exhibit A hereto

(each such series, a Lender)

CUTOFF TIMES FOR SALES NOTIFICATION

The Lender and the Agent hereby agree to the additional procedures outlined below for Loans conducted in the manner indicated below.

1.Daily deadlines for the Lender's requests to terminate a loan under Section 9.b. of the Agency Agreement are as follows:

oFor UK Equities via Crest – Trade date - 3 PM, GMT o For U.S. Equities – Trade date 5pm GMT

o For European Equities (except as detailed below) - Trade date notification by 3pm GMT

o For Asian/ASPAC Equities (except as detailed below) – Trade date notification 3pm Local time.

Market	Additional Market Lending Procedures
Hong Kong	Lender agrees to provide sale notification to the trading desk on Trade date by 12 noon Hong Kong time

Mexico	Lender agrees to provide trading desk sale notification on Trade date by 12 noon New York time

Singapore	Lender agrees to always provide trading desk sale notification on Trade date by 12 noon Hong Kong time

South Korea	Lender agrees to provide trading desk sale notification on Trade date by 12 noon Hong Kong time

Spain	Lender agrees to always provide trading desk sale notification on Trade date by 12 noon Spain time.

Taiwan	Lender agrees to provide trading desk sale notification on Trade date minus two, by 9am Hong Kong time.
Note: Lender shall be required to agree to the additional documentation as provided by the agent prior to entering into loans in this market.

8

Thailand	Lender agrees to provide trading desk sale notification on Trade date by 12 noon Hong Kong time

9

Schedule VI

to the Global Securities Lending Agency Agreement,

Between CITIBANK, N.A., as the Agent

and

USAA MUTUAL FUNDS TRUST,

acting solely in respect of each of its series listed on Exhibit A hereto

(each such series, a Lender)

MARKET STANDARD LENDING AGREEMENTS

APPLICABLE LENDING AGREEMENT*

Global Master Securities Lending Agreement (2010)**

Overseas Securities Lender's Agreement (December 1995)**

Master Securities Lending Agreement (1984) ***

Master Securities Loan Agreement (2000 version)***

*Note: Agent shall provide Lender with a copy of the applicable Lending Agreement upon request.

**Will be executed by Citibank, N.A., London Branch and tri-party agreements with Agents used under Schedule VII D III will be executed by Citibank, N.A., London Branch.

***Will be executed by Citibank, N.A., NY offices and any tri-party agreements with Agents used under Schedule VII D III will be executed by Citibank, N.A., New York offices.

1

Schedule VII

to the Global Securities Lending Agency Agreement,

Between CITIBANK, N.A., as the Agent

and

USAA MUTUAL FUNDS TRUST,

acting solely in respect of each of its series listed on Exhibit A hereto

(each such series, a Lender)

A.Office of Agent in which relationship and transactions for Lender are managed: Citibank, N.A. New York Branch

B.	Notices: If to Agent:	_______________________
_______________________
_______________________
Tel: ___________________
Fax: ___________________
	If to Lender:	Neal Graves
9800 Fredericksburg Road
San Antonio, TX 78288
Tel: 210-498-3641
Email: neal.graves@usaa.com
C.	Governing Law and Jurisdiction:	New York law/Courts in State of New York

D.Additional Terms:

I.The Lender irrevocably appoints the person whose details are listed below as its agent for service of process. If for any reason that person ceases to be able to act as such, the Lender must immediately appoint another person within the jurisdiction noted above to be its agent for service of process.

II.The Lender hereby confirms the information provided on the Tax Matrix attached hereto as Annex 1and instructs the Agent to utilize such information in processing Loans hereunder until further instructed by the Lender.

III.Use of Agents

The Lender authorizes the Agent to enter into any agreement necessary to delegate its functions pursuant to this Agency Agreement to any of the following in connection with tri-party repurchase transactions and tri-party collateral services:

1.The Bank of New York

2.The JPMorgan Chase Bank

IV.	US Jurisdictional Requirements
	a.	Lender represents and warrants that, throughout the term of this Agency Agreement, and as long thereafter as a Loan is outstanding: (i) the Lender is an "accredited investor" as that term is defined in Regulation D under the Securities Act of 1933, as amended; (ii) the Lender is a "qualified purchaser" for purposes of Section 3(c)(7) of the Investment Company Act of 1940, as amended; (iii) the Lender is a "qualified client" as defined in Rule 205-3 under the Investment Advisers Act of 1940, as amended; and (iv) the Lender is a "qualified institutional buyer", as that term is defined by Rule 144A promulgated under the Securities Act of 1933.

b.As security for any liability of the Lender to the Agent, the Lender hereby pledges and assigns to, and grants to the Agent a continuing security interest in and a lien on, the Collateral and the proceeds thereof and the Agent shall have, with respect thereto, all of the rights and remedies of a secured party under Applicable Law.

V.UK Jurisdictional Requirements FCA and/or PRA Requirements

a.The Agent is regulated by both the FCA and the PRA and shall treat the Lender as a professional client (as defined in the rules established by the FCA and the PRA from time to time contained in both the FCA's Handbook of rules and guidance (the "FCA Rules") and the PRA's Handbook of rules and guidance (the "PRA Rules")

b.The Agent is an approved bank within the definition of the FCA Rules and PRA Rules.

c.To the extent the Agent holds Lender's assets and securities in an Administration Account, such assets and securities will be treated as safe custody assets in accordance with the FCA Rules. The Administration Account shall be designated so as to make it clear that the assets and securities belong to Lender and other customers of the Agent and the assets and securities held in the Administration Account will be segregated from the Agent's own assets.

d.The Administration Account is a pooled omnibus account, in which Lender's assets and securities will be held together with assets held by the Agent for other customers. Lender's entitlement to the assets in such account and any income, interest, dividends and other payments or distributions, or other rights, entitlements and benefits that arise in respect of the assets shall correspond pro-rata to the assets held by the Agent for the Lender. There is a risk that Lender's Assets could be withdrawn or used to meet obligations of other customers of the Agent

e.Lender understand that Loaned Securities will no longer be held by the Agent as safe custody assets in accordance with the FCA Rules. The Borrower will be contractually obligated to redeliver securities equivalent to the Loaned Securities to the Lender, however Lender will be subject to the credit risk of the Borrower. In the event the Borrower does not redeliver the Loaned Securities (and the Collateral is insufficient to cover the Borrower's obligations to the Lender), the Agent will not be liable for any diminution in the value of Loaned Securities resulting from the default of the Borrower.

f.Lender understands that securities lending is conducted off-exchange. Lender confirms that it does not require the Agent to supply it with contract notes or confirmations in respect of securities lending transactions undertaken by virtue of the agency arrangements established under this Agency Agreement.

g.The Agent has in place procedures for addressing any complaints Lender might have regarding the services provided by the Agent under this Agency Agreement and shall advise Lender of these procedures should it wish to make a complaint.

UK MiFID Disclosure

For the purpose of the disclosure in paragraphs 1 thru 7 below, "Citi" and "we" shall mean Citibank, N.A., London Branch, and "you" and "your" shall mean the Lender.

Citi is required to draw your attention to the following information pursuant to Directive 2004/39/EC on Market in Financial Instruments (MiFID).

1.Client Classification

Citi will treat you as a professional client under applicable regulatory client classification rules. As a professional client, you will receive limited protections under applicable regulatory rules. However, you are entitled to request to be treated as a retail client: as a retail client you would be entitled to additional protections under applicable regulations, including but not limited to greater information provided to you. However, if you seek classification as a retail client we may not be able to provide the same services to you. If you have any questions about or wish to discuss your classification please contact your Relationship Manager.

2.Conflicts and Inducements

Conflicts

Citi has arrangements in place to manage conflicts of interest (Conflicts Policy). If the arrangements are not sufficient to ensure, with reasonable confidence on Citi's part, that risks of damage to you will be prevented, we will clearly disclose the general nature and/or the sources of the conflict of interest to you before undertaking the relevant business with or for you.

Inducements

We may share any fees and non-monetary benefits with any Citi entity or other third parties (including a person acting on their behalf) or receive fees and non-monetary benefits from them in respect of the services provided pursuant to this Agreement. Details of the nature and amount of any such fees or non- monetary benefits (excluding exempt fees, which for these purposes mean custody costs, settlement and exchange fees, regulatory levies or legal fees) will be available on your written request.

3.Best Results

When providing the service of portfolio management or reception and transmission of orders, unless, and to the extent that, we act on your specific instructions, Citi will comply with its best results policy when placing an order with, or transmitting an order to, another entity for execution.

The most recent version of Citi's best results policy is available.

If you would like to receive a paper-based copy of the most recent version of the policy please contact your Relationship Manager.

4.Best Execution

When providing the service of portfolio management to clients who have requested cash reinvestment services in relation to their securities lending activities, in circumstances in which we execute the decision to deal ourselves and you consent to our best execution policy, unless, and to the extent that, we act on your specific instructions, Citi will comply with its best execution policy.

The most recent version of Citi's best execution policy is available.

If you would like to receive a paper-based copy of the most recent version of the policy please contact your Relationship Manager.

5.Asset Protection

Where we act as your custodian, we have put in place a number of processes and procedures aimed at ensuring that assets held on your behalf will be protected. These processes include but are not limited to:

•Maintaining clear and accurate internal records of the assets held on your behalf;

•Having security procedures in relation to accepting instructions;

•Regularly undertaking internal reconciliation of our records;

•Satisfying our auditors that we have maintained systems adequate to protect your assets;

•Hiring and training professional and competent staff; and

•Using due care and skill in the selection of sub-custodians.

Citibank, N.A., London Branch is a member of the Financial Services Compensation Scheme in the United Kingdom. The Financial Services Compensation Scheme is only available to certain types of claimants and claims where such eligible claims are against members of the Financial Services Compensation Scheme. Details of the Financial Services Compensation Scheme and who is eligible to claim are available on request or at the Financial Services Compensation Scheme's official website at

www.fscs.org.uk.

6.Product Risk Information

Citi may provide you with services in relation to all types of financial instruments. The following is a list of such instruments based on the list set out in Annex 1 of MiFID. For the avoidance of doubt, the product risk information contained in this paragraph 6 is only given insofar as the following financial instruments are relevant to this Agreement:

•transferable securities

•money market instruments

•units in collective investment undertakings

•options, futures, swaps, forward rate agreements and any other derivatives contracts relating to:

-commodities, whether cash and/or physical settled and whether or not traded on a regulated market and/or multilateral trading facility

-climatic variables, freight rates, commission allowances or inflation rates or other official economic statistics

•derivative instruments for the transfer of credit risk

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•financial contracts for differences

•other derivative contracts

In deciding to deal with Citi in such products generally, and in any particular case, you will have already assessed the risks involved in those products and in any related services and strategies which, in any particular case may (as relevant) include any of, or a combination of any of, the following:

•credit risk

•market risk

•liquidity risk

•interest rate risk

•FX risk, business, operational and insolvency risk

•the risks of OTC, as opposed to on-exchange, trading, in terms of issues like the clearing house "guarantee", transparency of prices and ability to close out positions

•contingent liability risk

•regulatory and legal risk

In relation to any particular product or service there may be particular risks which are drawn to your attention in the relevant terms sheet, offering memorandum or prospectus.

You must not rely on the above as investment advice based on your personal circumstances, nor as a recommendation to enter into any of the services or invest in any of the products listed above. Where you are unclear as to the meaning of any of the above disclosures or warnings, we would strongly recommend that you seek independent legal or financial advice.

7.Receiving orders in the context of custody services

Whenever Citi is given an order by you in relation to its acting as custodian of the Assets (as defined in this Agreement), Citi's role is restricted to reception and transmission of the order, unless Citi acts as discretionary investment manager of Cash Collateral pursuant to Schedule 5 of this Agreement. Citi does not execute orders as part of custody services though Citi may pass the order to a Citi affiliate for execution where appropriate.

Securities held in a clearance system may be subject to a lien or other security interests under the rules, terms and conditions of the relevant clearance system.

Citi may register financial instruments which are subject to the law or market practice of certain jurisdictions in the name of a third party or Citi itself.

Where our relationship is also subject to standard industry terms of business, those terms may be updated in due course. When this happens, the terms will be made available to you in an appropriate manner (which may include via a page on our website).

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APPLICABLE TAX MATRIX

The tax matrix listed below contains the current applicable tax rates. Any change to any applicable tax rate will be agreed to in writing by both Agent and Lender.

Country	Equities
Argentina	100%
Australia	100%
Australia - REIT	100%
Austria	85%
Belgium	85%
Belgium - REIT	85%
Brazil	100%
Canada	85%
Canada – REIT	85%
China	90%
China H Shares	90%
Czech Republic	85%
Denmark	85%
Finland	85%
France	85%
France - REIT	85%
Germany	85%
Greece	85%
Greece - REIT	100%
Hong Kong	100%
Hong Kong - REIT	100%
Hungary	100%
Ireland	100%
Ireland – REIT	85%
Israel	75%
Israel – REIT	75%
Italy	85%
Japan	90%
Japan - REIT	90%
Korea (South)	83.5%
Luxembourg	85%
Malaysia	100%
Malaysia - REIT	90%
Mexico	90%
Mexico – REIT	70%
Netherlands	85%
Netherlands - REIT	85%
1

New Zealand	85%
Norway	75%
Poland	85%
Portugal	85%
Singapore	100%
Singapore - REIT	100%
South Africa	85%
South Africa - REIT	85%
Spain	85%
Spain - REIT	85%
Sweden	85%
Switzerland	85%
Taiwan	80%
Taiwan – REIT	80%
Thailand	90%
Turkey	85%
Turkey - REIT	100%
United Kingdom	100%
United Kingdom - REIT	85%
United States	100%
United States - REIT	100%

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Exhibit A

to the Global Securities Lending Agency Agreement,

Between CITIBANK, N.A., as the Agent

and USAA Mutual Funds Trust, acting solely in respect of the Lenders identified below

LIST OF LENDERS AND DESIGNATED ACCOUNTS

Lender Name	Custodian
USAA AGGRESSIVE GROWTH FUND	State Street Bank and Trust Company
USAA CAPITAL GROWTH FUND	"
USAA CORNERSTONE AGGRESSIVE FUND	"
USAA CORNERSTONE MODERATE FUND	"
USAA CORNERSTONE MODERATELY	"
AGGRESSIVE FUND
USAA CORNERSTONE MODERATELY	"
CONSERVATIVE FUND	"
USAA EMERGING MARKETS FUND
USAA FIRST START GROWTH FUND	"
USAA FLEXIBLE INCOME FUND	"
USAA GLOBAL MANAGED VOLATILITY	"
FUND	"
USAA GOVERNMENT SECURITIES FUND
USAA GROWTH FUND	"
USAA GROWTH & INCOME FUND	"
USAA GROWTH & TAX STRATEGY FUND	"
USAA HIGH INCOME FUND	"
USAA INCOME FUND	"
USAA INCOME STOCK FUND	"
USAA INTERMEDIATE-TERM BOND FUND	"
USAA INTERNATIONAL FUND	"
USAA MANAGED ALLOCATION FUND	"
USAA NASDAQ-100 INDEX FUND	"
USAA PRECIOUS METALS & MINERALS	"
FUND	"
USAA REAL RETURN FUND
USAA S&P 500 FUND	The Northern Trust Company
USAA SCIENCE & TECHNOLOGY FUND	State Street Bank and Trust Company
USAA SHORT TERM BOND FUND	"
USAA SMALL CAP STOCK FUND	"
USAA TOTAL RETURN STRATEGY FUND	"
USAA ULTRA SHORT-TERM BOND FUND	"
USAA VALUE FUND	"
USAA WORLD GROWTH FUND	"
3

To the extent the custodian listed above is not Citibank, N.A. and no Operating Agreement with the custodian is in place, the related Lender agrees to give irrevocable instructions to the applicable custodian substantially in the form of those set out in Annex 1 to this Exhibit A. If an Operating Agreement is in place with the applicable custodian, no such instructions are required.

CITIBANK, N.A.,	USAA MUTUAL FUNDS TRUST
as Agent	acting solely in respect of the Lenders
identified above
By:/S/ RICHARD KISSINGER	By:/S/ JOHN C. SPEAR
Name: Richard Kissinger	Name: John C. Spear
Title: Director	Title: CIO Investments

Annex 1 to Exhibit A to

Securities Lending Agency Agreement

FORM OF LETTER TO BE SENT BY LENDER TO THE CUSTODIAN

Ladies and Gentlemen:

We have entered into a Global Securities Lending Agency Agreement (the "Agreement") with Citibank, N.A. ("Agent"). Under the Agreement Citibank, N.A. is authorized to enter into securities lending agreements with borrowers (the "Borrowers") on our behalf and at our risk and to exercise all our rights, powers and discretion in relation to such loans and lending agreements. In accordance with the terms of the Agreement and the Custody Agreement dated • (the "Custody Agreement") whereby we appointed you (the "Custodian") to act as our custodian, we should be grateful if you would act in accordance with the following instructions.

Expressions used in this letter shall have the following meanings:

"Corporate Actions" means calls for redemption, grants or subscription rights, notices of payment of dividends or other consolidations, reorganizations and capitalizations and any administrative or supervisory matters affecting the Securities.

expirations of conversion or distributions, mergers, offers, other corporate actions or

"Loan" means any securities lending transaction entered into by Agent on our behalf.

"Securities" means those securities which are held with the Custodian in its capacity as custodian, or by a sub-custodian appointed by the Custodian in its capacity as custodian, in all cases pursuant to the Custody Agreement; the Services set out herein will be performed by the Custodian only in respect of those Securities held in such accounts which have been marked by the Custodian as "available" and which have been notified as such to Agent.

We hereby direct the Custodian to provide the following services to Agent:

1.The Custodian shall notify Agent, acting through any duly authorized individual as notified to the Custodian in writing from to time by Agent (an "Authorized Person")), of a list of Securities available for Loan.

2.Upon receipt of an instruction from an Authorized Person, the Custodian shall deliver out Securities and record those Securities within the Custodian's custody accounting system as being on Loan.

Annex 1 to Exhibit A to

Securities Lending Agency Agreement

3.Upon receipt of an instruction from an Authorized Person or SWIFT instructions from Agent, the Custodian shall process the receipt of Securities returned from Loan by a Borrower.

4.In relation to Corporate Actions, the Custodian shall:

4.1notify Agent of any Corporate Action which the Custodian has actually received, affecting Securities transferred under a Loan;

4.2act upon instructions received from an Authorized Person in connection with Corporate Actions affecting Securities transferred under a Loan; and

4.3receive benefits or distributions on our behalf arising out of Corporate Actions affecting Securities transferred under a Loan.

5.In the event that a "buy-in" is exercised against us, the Custodian will give written notice to Agent before [time] on the trade date for such "buy-in".

All communications to Agent shall be directed to:

Citibank, N.A.

[insert relevant address and details] for the attention of: Securities Lending or to such other address, or for the attention of such other person as Agent shall from time to time notify to the Custodian.

Yours faithfully

[NAME OF CLIENT]

Exhibit B

to the Global Securities Lending Agency Agreement,

Between CITIBANK, N.A., as the Agent

and

USAA MUTUAL FUNDS TRUST,

acting solely in respect of each of its series listed on Exhibit A hereto

(each such series, a Lender)

ADDITIONAL CUSTODY TERMS

1.APPOINTMENT OF AGENT AS CUSTODIAN OF THE ASSETS

(A)Lender hereby authorizes and instructs the Agent:

(i)subject to this Exhibit, to hold on behalf of Lender the Loaned Securities and/or securities, bonds, notes, other financial assets or cash which form part of the Collateral (collectively, the "Assets") from time to time; and

(ii)to establish on its books a securities account (the "Securities Account") and a collateral account (the "Collateral Account") in connection with the foregoing.

2.PERFORMANCE BY THE AGENT ACTING AS CUSTODIAN OF THE ASSETS

(A)The Agent shall have sole discretion to accept or reject, for deposit, any Assets.

(B)Lender authorizes the Agent to do all such things as may be necessary to effect the purposes of this Agreement without any instructions from Lender, including without limitation signing any documentation required under the laws of the relevant jurisdiction, collecting income, payments and distributions in respect of the Assets, and making cash disbursements for any expenses incurred in respect of the Assets or otherwise pursuant to this Agreement.

(C)In providing the safekeeping services contemplated hereunder, the Agent shall comply with the FCA and PRA Rules applicable or other applicable rules to it as custodian and shall treat Lender as a professional client for the purposes of the FCA Rules.

(D)The Agent may from time to time appoint Subcustodians and administrative support providers and to use or participate in market infrastructures and clearance systems to perform any of the duties of the Agent under this Exhibit.

(E)Administrative support providers are those persons utilized by the Agent to perform ancillary services of a purely administrative nature such as couriers, messengers or other commercial transport systems.

(F)Market infrastructures are public utilities, external telecommunications facilities and other common carriers of electronic and other messages, and external postal services. Market infrastructures are not delegates of the Agent.

(G)Assets deposited with clearance systems hereunder will be subject to the laws, rules, statements of principle and practices of such clearance systems. Assets held in a clearance system may be subject to a lien or other security interests under such laws, rules, statements of principle and practices. Clearance Systems are not delegates of the Agent.

(H)The Agent shall act in good faith and use reasonable care in the selection and continued appointment of Subcustodians and administrative support providers, but shall otherwise have no responsibility for performance by such persons of any of the duties delegated hereunder.

(I)The Agent may deposit or procure the deposit of Assets with any clearance system as required by law, regulation or best market practice. The Agent has no responsibility for selection or appointment of, or for performance by, any clearance system or market infrastructure.

(J)Notwithstanding the foregoing and subject to paragraph 3(B) below, the Agent shall be responsible for the negligence, willful misconduct or fraud of any branch or affiliate of the Agent that is a Subcustodian or administrative support provider.

(K)The Agent does not provide shareholder voting services for Lender. Upon request of the Lender, the Agent will arrange for a separate agreement in relation to shareholder voting services between Lender and a third party service provider. Such service provider is not a delegate of the Agent.

(L)The Agent shall be under no duty to take or omit to take any action with respect to the safekeeping of, or any other matter relating to the Assets held by it, except in accordance with this Agreement (including, for the avoidance of doubt, any reporting, accounting or auditing obligations).

3.SCOPE OF RESPONSIBILITY

(A)The Agent shall exercise the due care of a professional custodian for hire.

(B)The Agent will not be responsible for any loss or damage suffered by Lender unless the loss or damage results from the Agent's negligence, willful misconduct or fraud or the negligence, willful misconduct or fraud of its nominees or any branch or affiliate; in the event of such negligence or willful misconduct the liability of the Agent in connection with the loss or damage will not exceed (i) the lesser of replacement of any Assets or the market value of the Assets to which such loss or damage relates at the time Lender reasonably should have been aware of such negligence or willful misconduct and (ii) replacement of Cash, plus (iii) compensatory interest up to that time at the rate applicable to the base currency of the Collateral Account. Under no circumstances will the Agent be liable to Lender for consequential loss or damage, even if advised of the possibility of such loss or damage.

(C)The Agent is responsible for the performance of only those duties as are expressly set forth herein, including the performance of any instruction given in accordance with this Agreement. The Agent shall have no implied duties or obligations.

(D)Lender understands and agrees that (i) the obligations and duties of the Agent will be performed only by the Agent and are not obligations or duties of any other member of the Citigroup Organization and (ii) the rights of Lender with respect to the Agent extend only to such Agent and, except as provided by law, do not extend to any other member of the Citigroup Organization.

(E)Except as provided in paragraph 3(B) above and in Section 4.b. of the Agency Agreement, the Agent is not responsible for the acts, omissions, defaults or insolvency of any third party including, but not limited to, any broker, counterparty or issuer of Securities.

(F)In the event of the insolvency or any other analogous proceedings of a third party holding Lender's Assets, the Agent will typically only have an unsecured claim against the third party on Lender's behalf, and Lender will be exposed to the risk that the securities, cash or any other property received by the Agent from the third party is insufficient to satisfy Lender's claim and the claims of all other relevant clients.

(G)Lender understands and agrees that the Agent's performance under this Exhibit A is subject to the relevant local laws, regulations, decrees, orders and government acts, and the rules, operating procedures and practices of any relevant stock exchange, clearance system or market where or through which Instructions are to be carried out and to which the Agent is subject and as exist in the country in which any Assets are held.

(H)The Agent shall exercise reasonable care in receiving Assets but does not warrant or guarantee the form, authenticity, value or validity of any Security received by the Agent if the Agent becomes aware of any defect in title or forgery of any Security, the Agent shall promptly notify Lender.

(I)The Agent is not responsible for the form, accuracy or content of any notice, circular, report, announcement or other material not prepared by the Agent including the accuracy or completeness of any translation provided by the Agent in regard to such forwarded communication.

4LIEN

In addition to any other remedies available to the Agent under applicable law, the Agent shall have, and LENDER hereby grants, a continuing general lien on the Assets until the satisfaction of liabilities arising under this Agreement of Lender to the Agent in respect to any fees and expenses or credit exposures incurred in the performance of services under this Agreement.

5.CITIGROUP ORGANIZATION INVOLVEMENT

Lender agrees and understands that any member of the Citigroup Organization can be engaged as principal or otherwise in any transaction effected by Lender or by any person for its account and benefit, or by or on behalf of any counterparty or issuer. When instructed to effect any transactions (particularly foreign exchange transactions), the Agent is entitled to effect any transaction by or with itself or any member of the Citigroup Organization and to pay or keep any fee, commissions or compensation as specified in any Instruction or, if no specification is provided, any charges, fees, commissions or similar payments generally in effect from time to time with regard to such or similar transactions.

6.NON-DISCRETIONARY DUTIES

Absent a contrary Instruction, the Agent shall, carry out the following without further Instructions, notify Lender of notices, circulars, reports and announcements which the Agent has received, in the course of acting in the capacity of custodian, concerning Assets held on Lender's behalf that require discretionary action.

7.ADDITIONAL FCA and PRA REGULATORY REQUIREMENTS

(A)Legal title to Assets that are subject to the law or market practice of the United Kingdom shall be registered or recorded by the Agent in Lender's name or in the name of an eligible nominee as permitted by the FCA Rules.

(B)Legal title to Assets that are subject to the law or market practice of a jurisdiction outside the United Kingdom may be registered or recorded as the Agent may direct, either (as appropriate): in Lender's name; in the name of any eligible nominee as permitted by the FCA Rules; in the Agent's name; in the name of a subcustodian, settlement system or depositary; or in the name of any other third party. Registration or recording shall only be made: in the Agent's name; in the name of a subcustodian, settlement system or depositary; or in the name any other third party, due to the nature of the applicable law or market practice of the relevant overseas jurisdiction, provided that the Agent has taken reasonable steps to determine that it is in Lender's best interests to do so or it is not feasible to do so otherwise.

(C)As a consequence of registering or recording legal title in the Agent's own name as contemplated hereby, the Assets may not be segregated from the securities of the Agent and, in the event of a failure by the Agent, the Assets may not be as well protected from the claims made on behalf of the Agent's general creditors as if legal title had been otherwise registered or recorded.

(D)Any part of the Assets may be held in a pooled omnibus account together with Assets held by the Agent for other customers. Where such Assets are pooled, Lender shall be beneficially entitled to such distribution of any income, interest, dividends and other payments or distributions, or other rights, entitlements and benefits that arise in respect of the Assets that have been pooled as shall correspond pro-rata to the Assets held by the Agent for Lender. There is a risk that your securities could be withdrawn or used to meet obligations of other customers.

(E)Lender is hereby advised that, where the Agent arranges for any part of the Assets to be held overseas, there may be different settlement, legal and regulatory requirements in overseas jurisdictions from those applying in the UK, together with different practices for the separate identification of the Assets.

(F)The Securities Account and the Collateral Account shall be designated so as to make it clear that the Assets belong to Lender and shall be segregated from the Agent's securities or securities belonging to an affiliated company of the Agent that is not being treated as an arm's length customer in accordance with the FCA Rules.

(G)Statements delivered by the Agent to Lender shall contain the information and be dispatched with the frequency set out in the FCA Rules and any other information relating to the Assets will be dispatched by the Agent at intervals agreed with Lender. On request from Lender, the Agent will provide a statement of all Assets held under this Agreement for the benefit of Lender.

(H)Where applicable, the Agent shall notify Lender of notices, circulars, reports and announcements which the Agent has received, in the course of acting in the capacity of custodian, concerning the Assets held on Lender's behalf that require discretionary action, including the exercise of voting rights, conversion and subscription rights, takeovers, other offer or capital re-organizations.

(I)(i) Subject to (ii) below, money held for Lender in an account with the Agent will be held by the Agent as banker and not as trustee. As a result, the money will not be held in accordance with the Client Money Rules and, in the event of the Agent's insolvency (or analogous event), Lender will not be entitled to share in any distribution under the Client Money Rules.

(ii)Where, in the circumstances contemplated in paragraph (J) below, the Agent holds money for Lender in accordance with the Client Money Rules, the Agent holds such money as trustee and not as banker. In such case, in the event of the Agent's insolvency (or analogous event), the Client Money Rules will apply and you will be entitled to share in any relevant distribution under the Client Money Rules.

(J)(i) From 1 June 2015, where the Agent chooses to hold an amount of its money to cover a shortfall (as such term is used in the Client Asset Rules), the Agent will hold that amount for Lender in accordance with the Client Money Rules ("Cover Amount") until the shortfall is resolved (unless otherwise agreed) and in such case the terms set out in paragraphs (ii) to (v) shall apply. Where the relevant shortfall reduces or is otherwise resolved, the Cover Amount (or the portion thereof in excess of the relevant shortfall) shall become immediately due and payable to the Agent. In the event of termination of this Agreement, the Agent will treat payment to LENDER of such money covering a shortfall as fully discharging its obligation to return the securities which were the subject of that shortfall to Lender.

(ii)The Agent may transfer client money to be held by a third party bank or credit institution (the "Third Party Bank"). Except as provided for in this Agreement, the Agent accepts no liability for the acts or omissions of the Third Party Bank. In the event of the insolvency or analogous proceedings of the Third Party Bank, the money received by the Agent from the Third Party Bank may be insufficient to satisfy Lender's claim.

(iii)The Agent may arrange for client money to be held outside the United Kingdom. Such money may be held in accounts with the Third Party Bank in a state which is not an EEA state and, in such case, the relevant accounts will be subject to the laws of that state and the client money may be treated in a different manner from that which would apply if the client money were held by a person located in the EEA.

(iv)Where client money is deposited into an account with the Third Party Bank, such Third Party Bank may have a security interest or lien over, or right of set-off in relation to, such money, to the extent we are permitted to grant such rights by the Client Money Rules.

(v)Any interest received by us in respect of the Cover Amount shall be retained by the Agent and shall not be credited to Lender's account.

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